Registration No. 333-181779

As filed with the Securities and Exchange Commission on May 21, 2015.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MACQUARIE INFRASTRUCTURE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	43-2052503
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

125 West 55th Street

New York, New York 10019

(Address of Principal Executive Offices)(Zip Code)

Macquarie Infrastructure Company LLC

Independent Directors Equity Plan

(Full title of the plan)

Michael Kernan, Esq.

General Counsel and Secretary

Macquarie Infrastructure Corporation

125 West 55th Street

New York, New York 10019

(Name and address of agent for service)

(212) 231-1000

(Telephone number, including area code, of agent for service)

Copies to:

Michelle Rutta, Esq.

White & Case LLP

1155 Avenue of the Americas

New York, NY 10036

(212) 819-8200

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer or a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered (1)	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee (1)
Common stock, par value $0.001	N/A	N/A	N/A	N/A

(1)	The Registrant is not registering additional securities. Registration fees were originally paid by the Registrant’s predecessor in interest upon filing of the original registration statement on Form S-8. Consequently, no additional registration fees are required with respect to the filing of this Post-Effective Amendment No. 1.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-8 (Reg. No. 333-181779) (the “Registration Statement”) is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”) by Macquarie Infrastructure Corporation, a Delaware corporation (“MIC”), as the successor registrant to Macquarie Infrastructure Company LLC, a Delaware limited liability company (the “Predecessor Registrant”).

On May 21, 2015, the Predecessor Registrant consummated a conversion (the “Conversion”) whereby it converted from a Delaware limited liability company to MIC, a Delaware corporation. The Conversion was consummated pursuant to a plan of conversion dated as of April 10, 2015. At the effective time of the Conversion, each outstanding limited liability company interest of the Predecessor Registrant automatically converted into one share of common stock, par value $0.001 per share (“Common Stock”), of MIC.

As a result of the Conversion, MIC is the successor issuer to the Predecessor Registrant pursuant to Rule 414 under the Securities Act. In accordance with paragraph (d) of Rule 414 under the Securities Act, MIC hereby expressly adopts the Registration Statement as its own registration statement except as amended by this Amendment, for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended.

Except as otherwise specified, all references herein to “the Company,” “we,” “us,” and “our” mean MIC from and after the time of the Conversion and the Predecessor Registrant prior to the conversion, and, in each case, its subsidiaries.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant has sent or given or will send or give documents containing the information specified by Part I of this Registration Statement on Form S-8 (the “Registration Statement”) to participants in the Macquarie Infrastructure Company LLC Independent Directors Equity Plan, or the Plan, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended.  The Registrant is not filing such documents with the Commission, but these documents constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents which we have filed with the Commission are incorporated herein by reference and made part of this Registration Statement:

(a)           our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on February 18, 2015;

(b)           our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, filed on May 4, 2015 (Commission File No. 001-32384);

(c)           our Current Reports on Form 8-K filed on February 6, 2015, February 24, 2015, February 27, 2015, May 6, 2015, May 11, 2015, May 15, 2015, May 20, 2015, May 21, 2015 and May 21, 2015; and

(d)           the description of our Common Stock contained in Exhibit 99.2 to our Current Report on Form 8-K filed with the SEC on May 21, 2015, and any subsequent amendments and reports filed to update that description.

 In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, before we file a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregister all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and are a part thereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceedings to which such person is, or is threatened to be made, a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceedings, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Section 102(b)(7) of the DGCL enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no provision can eliminate or limit a director’s liability:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL, which imposes liability on directors for unlawful payment of dividends or unlawful stock purchase or redemption; or

•	for any transaction from which the director derived an improper personal benefit.

Pursuant to the certificate of incorporation and bylaws, the Registrant will indemnify, to the fullest extent permitted by the DGCL, each person who was or is made a party or is threatened to be made a party to any threatened, pending or completed action (i) by reason of the fact that such person is or was a director, officer, employee or agent of Registrant, or is or was a director or officer of Registrant serving at the request of Registrant as a director, officer, employee or agent of another enterprise or (ii) by or in the right of Registrant to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of Registrant, or is or was a director or officer of Registrant serving at the request of Registrant as a director, officer, employee or agent of another enterprise. Registrant will not indemnify a director, officer, employee or agent if he or she is found liable to Registrant unless the Delaware Court of Chancery or the court in which such action was brought determines otherwise.

The Registrant will not, however, indemnify an officer, director, employee or agent when the proceeding relates to: (i) payments under a statute, insurance policy, indemnity provision, or vote; (ii) an accounting or disgorgement under the Exchange Act or similarly applicable law; (iii) reimbursement of Registrant for a bonus, compensation, or other profits realized from the sale of Registrant’s securities under the Exchange Act; (iv) initiation of an action including those against Registrant or its directors, unless authorized by the board of directors, provided for in Registrant’s sole discretion, or otherwise required under the bylaws or DGCL; or (v) prohibition of payment under applicable law.

The indemnification provisions contained in the certificate of incorporation and bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of members or disinterested directors or otherwise.

In addition, the Registrant will maintain insurance on behalf of our directors and executive officers and certain other persons insuring them against any liability asserted against them in their respective capacities or arising out of such status.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See attached “Index to Exhibits” list.

Item 9.	Undertakings.

(a)          The undersigned Registrant hereby undertakes:

1.             To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in this Registration Statement — notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2.             That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.             To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned Registrant hereby further undertake that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report filed on Form 10-K pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 21st day of May, 2015.

MACQUARIE INFRASTRUCTURE CORPORATION

By:	/s/ James Hooke
James Hooke
Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints James Hooke as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for such person and in such person’s name, place and stead, in any and all capacities, to sign and file (1) a registration statement or statements on Form S-8, or such other form as may be recommended by counsel, to be filed with the Securities and Exchange Commission (the “Commission”), and any and all amendments and post-effective amendments thereto, and any and all post-effective amendments to registration statements or statements on Form S-8 previously filed with the Commission, and any and all instruments and documents filed as a part of or in connection with the said registration statement or amendments thereto, with respect to the Macquarie Infrastructure Company LLC Independent Directors Equity Plan, and (2) any registration statements, reports and applications relating thereto to be filed by Macquarie Infrastructure Corporation with the Commission and/or any national securities exchanges under the Securities Exchange Act of 1934, as amended, and any and all amendments thereto, and any and all instruments and documents filed as part of or in connection with such registration statements or reports or amendments thereto; granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, and hereby ratifying and confirming all that the said attorney-in-fact and agent or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Name and Signature	Title	Date

/s/ James Hooke	Chief Executive Officer	May 21, 2015
James Hooke	(Principal Executive Officer)

/s/ Todd Weintraub	Chief Financial Officer	May 21, 2015
Todd Weintraub	(Principal Financial Officer)

/s/ Martin Stanley	Chairman/Director	May 21, 2015
Martin Stanley

/s/ Norman H. Brown, Jr.	Director	May 21, 2015
Norman H. Brown, Jr.

/s/ George W. Carmany, III	Director	May 21, 2015
George W. Carmany, III

/s/ H.E. (Jack) Lentz	Director	May 21, 2015
H. E. (Jack) Lentz

/s/ Ouma Sananikone	Director	May 21, 2015
Ouma Sananikone

/s/ William H. Webb	Director	May 21, 2015
William H. Webb

EXHIBIT INDEX

Exhibit No.	Description of Document

4.1	Certificate of Incorporation of the Registrant, incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on May 21, 2015.
4.2	Bylaws of the Registrant, incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K filed with the SEC on May 21, 2015.

4.3	Amended and Restated Registration Rights Agreement among Macquarie Infrastructure Corporation and Macquarie Infrastructure Management (USA) Inc., dated May 21, 2015, incorporated by reference to Exhibit 4.2 of the Registrant’s Current Report on Form 8-K filed with the SEC on May 21, 2015.

4.4	Specimen certificate evidencing the common stock of Macquarie Infrastructure Corporation, incorporated by reference to Exhibit 4.5 of the Registrant’s Registration Statement on Form S-4 (Reg. No. 333-202162).

4.5	Macquarie Infrastructure Company LLC Independent Directors Equity Plan, incorporated by reference to Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed with the Commission on November 6, 2008.

*5.1	Opinion of White & Case LLP

*23.1	Consent of KPMG LLP

*23.2	Consent of KPMG LLP (IMTT)

*23.2	Consent of White & Case LLP (included in Exhibit 5.1)

*24.1	Power of Attorney (included on signature page hereto)

*  Filed herewith